Exhibit 99.1

KINGSWAY REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Management to Host Conference Call Today at 5 p.m. ET

Management to Host Investor Day on Monday, May 20 in New York City

Chicago - (May 8, 2024) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the three months ended March 31, 2024.

First Quarter 2024 Consolidated Financial Highlights

●	Consolidated revenue decreased 0.9% to $26.2 million for the three months ended March 31, 2024, compared to $26.4 million in the prior year period
o	Extended Warranty revenue was $16.7 million in the first quarter of 2024 and the first quarter of 2023

o	KSX revenue decreased by 2.5% to $9.5 million in the first quarter of 2024, compared to $9.7 million in the first quarter of 2023

●

Consolidated net loss was $2.3 million for the three months ended March 31, 2024, compared to net income of $27.9 million, inclusive of a $31.6 million non-recurring gain on the extinguishment of debt, in the prior year period.

●

Twelve month run-rate adjusted EBITDA for the operating companies of $16 million to $17 million; run-rate is intended to capture the 12-month earnings of what the company currently owns or has recently acquired and is not intended to be forward-looking guidance

●	Adjusted consolidated EBITDA was $2.1 million for the three months ended March 31, 2024, compared to $2.4 million in the prior year period
o	Combined adjusted EBITDA for the Extended Warranty segment and KSX segment was a total of $3.0 million compared to $3.5 million in the year ago period

o

Extended Warranty adjusted EBITDA was $1.4 million in the first quarter of 2024 compared to $1.8million in the year ago period. The decrease was due to higher claims expense, which was partially offset by diligent expense management.

o

KSX adjusted EBITDA was $1.5 million in the first quarter of 2024 compared to $1.7 million in the year ago period. The year-over-year decrease was primarily related to ongoing softness at our nurse staffing business.

Recent Business Highlights

●	On March 22, 2024, the Company entered into a one-year extension of its existing share repurchase program. As amended, the share repurchase program will now expire on March 21, 2025.

John T. Fitzgerald, President and Chief Executive Officer of Kingsway, said, “Our first quarter financial results are largely in-line with our expectations given the  macro-economic trends that have impacted our businesses for the past several quarters. Revenues were essentially flat, and EBITDA at our operating companies declined modestly.  We are pleased that tight expense management allowed us to deliver improved Operating Income both sequentially and year over year.  Our warranty businesses are improving and we expect more favorable comparisons in the quarters ahead.  Within KSX, Ravix, SPI and DDI are all performing well, while the teams at CSuite and SNS are executing strategies aimed at igniting revenue growth and implementing improvements to business operations. Looking ahead, we continue to expect positive momentum within our existing portfolio of businesses in 2024.

“Importantly, we remain committed to growing our portfolio of businesses and delivering sustainable long-term growth in cash from operations by targeting two to three new acquisitions per year that will generate annualized EBITDA in the range of $1 million to $3 million each.”

Balance Sheet Highlights

●	Through May 8, 2024, repurchased 8,000 shares of its common stock at a combined cost of $0.1 million under its securities repurchase program.

●	The Company had total net debt of $34.9 million as of March 31, 2024, compared with $35.3 million as of December 31, 2023.

Conference Call and Webcast

Management will host a conference call at 5 p.m. Eastern Time today to discuss the results and host a live Q&A session. Additionally, investors may also submit questions via email to: James@HaydenIR.com.

Conference Call Information

Date: Wednesday, May 8, 2024

Time: 5 p.m. Eastern Time

Toll Free: 877-545-0523; Code: 869604

International: 973-528-0016; Code: 869604

Live Webcast Link: https://www.webcaster4.com/Webcast/Page/2928/50588

Conference Call Replay Information

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 50588

Replay Webcast Link: https://www.webcaster4.com/Webcast/Page/2928/50588

Save the Date: Kingsway to Host Investor Day on May 20, 2024 in New York City

The investor day will take place at the New York Stock Exchange (RSVP required) and will also be available virtually at the investors section on the company’s website: kingsway-financial.com. Individuals interested in attending the in-person investor day, as well as the offsite cocktail reception, may RSVP by emailing James@HaydenIR.com. A live webcast, including video, audio and presentation slides, will be accessible on kingsway-financial.com at the time of the meeting.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty and business services industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol "KFS."

The Company serves the extended warranty industry through its operating subsidiaries IWS (iwsgroup.com), Penn Warranty (pennwarranty.com), Preferred Warranties (preferredwarranties.com) and Trinity Warranty Solutions (trinitywarranty.com).

The Company serves the business services industry through its operating subsidiaries CSuite (csuitefinancialpartners.com), Ravix (ravixgroup.com), Secure Nursing Service (securenursing.com), SPI Software (spisoftware.com) and Digital Diagnostics, Inc  (ddimagingusa.com).

Non U.S. GAAP Financial Measure

Management believes that non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provides useful information about the Company's operating results and enhances the overall ability to assess the Company's financial performance. Management uses non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. Management believes that non-GAAP adjusted EBITDA, when viewed with the Company's results under GAAP and the accompanying reconciliations, provides useful information about the Company's business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed in the attached schedules, Management believes that non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated. Investors should consider this non-GAAP measure in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. Investors are encouraged to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors.

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects," "believes," "anticipates," "intends," "estimates," "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled "Risk Factors" in the Company's 2023 Annual Report on Form 10-K and subsequent Form 10-Qs and Form 8-Ks filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its Annual Reports can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through the Company's website at www.kingsway-financial.com.

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Consolidated EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	3/31/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
GAAP Net Income (Loss)	$(6,155)	$(2,328)	$(1,485)	$(675)	$(1,667)

Non-GAAP Adjustments:
Discontinued operations	1,858	213	1,877	(122)	(110)
Gain on sale of PWSC (1)	(342)	—	—	(342)	—
Changes in fair value; realized gains/losses (2)	(423)	411	217	174	(1,225)
Employee related expenses (3)	2,069	467	755	479	368
Other items (4)	3,109	61	1,081	334	1,633
Depreciation, amortization, tax and interest expense	8,687	3,280	177	2,450	2,780
Total Non-GAAP Adjustments	14,958	4,432	4,107	2,973	3,446

Non-GAAP Adjusted Consolidated EBITDA	$8,803	$2,104	$2,622	$2,298	$1,779

	Twelve Months Ended	For the Three Months Ended
	3/31/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
GAAP Net Income (Loss)	$45,408	$27,839	$(17,339)	$37,273	$(2,365)

Non-GAAP Adjustments:
Discontinued operations	16,455	(107)	15,678	1,670	(786)
Gain on extinguishment of debt (5)	(31,616)	(31,616)	—	—	—
Gain on sale of PWSC (1)	(26,447)	—	—	(26,447)	—
Changes in fair value; realized gains/losses (2)	(11,576)	145	(1,249)	(12,951)	2,479
Employee related expenses (3)	1,881	383	670	321	507
Other items (4)	2,393	591	1,532	184	86
Depreciation, amortization, tax and interest expense	16,008	5,164	4,053	3,573	3,218
Total Non-GAAP Adjustments	(32,902)	(25,440)	20,684	(33,650)	5,504

Non-GAAP Adjusted Consolidated EBITDA (6)	$12,506	$2,399	$3,345	$3,623	$3,139

(1)

Gain on sale of PWSC, net of transaction expenses that are included in consolidated operating expenses, as well as income taxes associated with the sale.  The Company estimates that had the gain not occurred, the Company would have recorded a tax benefit; therefore taxes of $6.1 million are included in this line item for the three months ended 9/30/22.

(2)

Includes realized and unrealized gains and losses on non-core investments; change in the fair value of subordinated debt (net of the portion of the change attributable to instrument-specific credit risk); unrealized gain on the change in fair value of the trust preferred security options; and change in the fair value of the Ravix earn-out (changes in fair value recorded as other income or expense).

(3)

Employee related expenses includes charges relating to severance and consulting agreements pertaining to former key employees; non-cash expense arising from the grant and modification of stock-based awards to employees; and costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).

(4)

Other items include:  legal expenses associated with the Company’s defense against significant litigation matters; acquisition-related expenses; expense relating to the settlement of all remaining Amigo claims; and other non-recurring items.

(5)

Gain on extinguishment of debt consists of a $31.6 million gain related to the repurchase of TruPs debt having a principal amount of $75.5 million and results from removing the fair value of the debt ($56.1 million), deferred interest payable ($23.0 million) and accumulated other comprehensive income ($27.2 million) liabilities; the trust preferred debt repurchase options ($17.7 million) and accrued income receivable ($0.6 million) assets.  See Note 11 "Debt," to the unaudited consolidated interim financial statements, for further discussion.

(6)	Includes the results of PWSC through the date of sale (end of July 2022).

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA

and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	3/31/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
GAAP Operating Income for Extended Warranty segment	$6,627	$1,076	$2,381	$1,778	$1,392

Non-GAAP Adjustments:
Investment income (1)	1,141	311	301	273	256
Gain (loss) on sale of investments (2)	48	9	13	14	12
Depreciation	233	52	62	57	62
Total Non-GAAP Adjustments	1,422	372	376	344	330

Non-GAAP adjusted EBITDA for Extended Warranty segment	$8,049	$1,448	$2,757	$2,122	$1,722

	Twelve Months Ended	For the Three Months Ended
	3/31/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
GAAP Operating Income for Extended Warranty segment	$9,588	$1,432	$2,759	$2,461	$2,936

Non-GAAP Adjustments:
Investment income (1)	665	231	193	145	96
Gain (loss) on sale of investments (2)	1,020	98	(23)	961	(16)
Depreciation	282	64	61	70	87
Total Non-GAAP Adjustments	1,967	393	231	1,176	167

Non-GAAP adjusted EBITDA for Extended Warranty segment	$11,555	$1,825	$2,990	$3,637	$3,103
PWSC operating income (3)	(590)	-	-	147	(737)
PWSC depreciation (3)	(33)	-	-	(8)	(25)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,932	$1,825	$2,990	$3,776	$2,341

(1)   Investment income arising as part of Extended Warranty segment’s minimum holding requirements.

(2)   Realized Gains (losses) resulting from investments either held in trust as part of Extended Warranty segment’s minimum holding requirements or from the deployment of excess cash.

(3)   Amounts relating to the sale of PWSC (end of July 2022) in order to remove PWSC from all periods presented.

Kingsway Financial Services Inc.

Reconciliation of KSX Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	3/31/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
GAAP Operating Income for KSX segment	$5,018	$1,343	$1,056	$1,003	$1,616

Non-GAAP Adjustments:
Employee costs (1)	431	138	128	87	78
Depreciation	88	64	24	-	-
Total Non-GAAP Adjustments	519	202	152	87	78

Non-GAAP adjusted EBITDA for KSX segment	$5,537	$1,545	$1,208	$1,090	$1,694

	Twelve Months Ended	For the Three Months Ended
	3/31/2023	3/31/2023	12/31/2022	9/30/2022	6/30/2022
GAAP Operating Income for KSX segment	$4,319	$1,577	$1,126	$723	$893

Non-GAAP Adjustments:
Employee costs (1)	267	87	70	55	55
Total Non-GAAP Adjustments	267	87	70	55	55

Non-GAAP adjusted EBITDA for KSX segment	$4,586	$1,664	$1,196	$778	$948

1.	Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).